Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $45.9 Million, or $1.33 Per Diluted Share, for Third Quarter 2023;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - October 18, 2023 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $45.9 million, or $1.33 per diluted share, for the third quarter of 2023, a 16% increase compared to $39.6 million, or $1.15 per diluted share, for the preceding quarter and a 7% decrease compared to $49.1 million, or $1.43 per diluted share, for the third quarter of 2022. Net interest income was $141.8 million in the third quarter of 2023, compared to $142.5 million in the preceding quarter and $146.4 million in the third quarter a year ago. The decrease in net interest income compared to the preceding and prior year quarters reflects an increase in funding costs, partially offset by an increase in yields on earning assets. Banner’s third quarter 2023 results include a $2.0 million provision for credit losses, compared to a $6.8 million provision for credit losses in the preceding quarter and a $6.1 million provision for credit losses in the third quarter of 2022. Net income was $141.0 million, or $4.09 per diluted share, for both the nine months ended September 30, 2023 and 2022. Banner’s results for the first nine months of 2023 include an $8.3 million provision for credit losses, compared to a $3.7 million provision for credit losses the same period in 2022.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable November 13, 2023, to common shareholders of record on November 3, 2023.
“Our super community bank business model, which emphasizes a moderate risk profile and strong relationship banking, continues to serve us well and we are well positioned to manage the uncertainties of these economic times,” said Mark Grescovich, President and CEO. “Our performance for the third quarter of 2023 benefited from loan growth and higher yields on interest-earning assets. However, the higher interest rate environment and its effect on funding costs resulted in moderate compression in our net interest margin during the quarter. Due to solid loan growth, we continue to build reserves while maintaining very strong credit quality metrics. Our continued focus on growing client relationships is serving us well, with core deposits representing 89% of total deposits at quarter end. Banner’s overarching goals continue to be to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide a consistent and reliable source of commerce and capital through all economic cycles and change events,” concluded Grescovich.
At September 30, 2023, Banner, on a consolidated basis, had $15.51 billion in assets, $10.46 billion in net loans and $13.17 billion in deposits. Banner operates 135 full service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - Third Quarter 2023 Results
October 18, 2023

Third Quarter 2023 Highlights
•Revenues increased 2% to $154.4 million, compared to $150.9 million in the preceding quarter, and decreased 5% compared to $162.0 million in the third quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $157.7 million in the third quarter of 2023, compared to $158.6 million in the preceding quarter and $161.5 million in the third quarter a year ago.
•Net interest income decreased 1% to $141.8 million in the third quarter of 2023, compared to $142.5 million in the preceding quarter and decreased 3% compared to $146.4 million in the third quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.93%, compared to 4.00% in the preceding quarter and 3.85% in the third quarter a year ago.
•Mortgage banking operations revenue increased to $2.0 million, compared to $1.7 million in the preceding quarter, and compared to $105,000 in the third quarter a year ago.
•Return on average assets was 1.17%, compared to 1.02% in the preceding quarter and 1.18% in the third quarter a year ago.
•Net loans receivable increased 1% to $10.46 billion at September 30, 2023, compared to $10.33 billion at June 30, 2023, and increased 8% compared to $9.69 billion at September 30, 2022.
•Non-performing assets decreased to $26.8 million, or 0.17% of total assets, at September 30, 2023, compared to $28.7 million, or 0.18% of total assets at June 30, 2023, and increased compared to $15.6 million, or 0.10% of total assets, at September 30, 2022.
•The allowance for credit losses - loans was $147.0 million, or 1.38% of total loans receivable, as of September 30, 2023, compared to $144.7 million, or 1.38% of total loans receivable as of June 30, 2023 and $135.9 million, or 1.38% of total loans receivable as of September 30, 2022.
•Total deposits increased to $13.17 billion at September 30, 2023, compared to $13.10 billion at June 30, 2023, and decreased compared to $14.23 billion at September 30, 2022.
•Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) decreased to $11.72 billion at September 30, 2023, compared to $11.74 billion at June 30, 2023 and $13.51 billion at September 30, 2022. Core deposits represented 89% of total deposits at September 30, 2023.
•Banner Bank’s estimated uninsured deposits were approximately 31% of total deposits at both September 30, 2023 and June 30, 2023.
•Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and affiliate deposits, were approximately 28% of total deposits at both September 30, 2023 and June 30, 2023.
•Available borrowing capacity was $4.62 billion at September 30, 2023, compared to $4.02 billion at June 30, 2023.
•On-balance sheet liquidity was $2.86 billion at September 30, 2023, compared to $3.07 billion at June 30, 2023.
•Dividends paid to shareholders were $0.48 per share in the quarter ended September 30, 2023.
•Common shareholders’ equity per share decreased 1% to $44.27 at September 30, 2023, compared to $44.91 at the preceding quarter end, and increased 7% from $41.20 at September 30, 2022.
•Tangible common shareholders’ equity per share* decreased 2% to $33.22 at September 30, 2023, compared to $33.83 at the preceding quarter end, and increased 11% from $29.97 at September 30, 2022.

*Non-GAAP (Generally Accepted Accounting Principles) measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $141.8 million in the third quarter of 2023, compared to $142.5 million in the preceding quarter and $146.4 million in the third quarter a year ago. Net interest margin on a tax equivalent basis was 3.93% for the third quarter of 2023, a seven basis-point decrease compared to 4.00% in the preceding quarter and an eight basis-point increase compared to 3.85% in the third quarter a year ago. Net interest margin for the current quarter was impacted by an increase in funding costs due to an increase in the mix of higher cost retail CDs and the lag effect of prior market rate increases on current period deposit costs, partially offset by a decrease in FHLB advances and increased yields on loans due to the rising interest rates during the quarter.
Average yields on interest-earning assets increased 14 basis points to 4.94% for the third quarter of 2023, compared to 4.80% for the preceding quarter and increased 97 basis points compared to 3.97% in the third quarter a year ago. Since March 2022, in response to inflation, the Federal Open Market Committee of the Federal Reserve System has increased the target range for the federal funds rate by 525 basis points, including 25 basis points during the third quarter of 2023, to a range of 5.25% to 5.50%. The increase in average yields on interest-earning assets during the current quarter reflects the benefit of variable rate interest-earning assets repricing higher, as well as new loans being originated at higher interest rates. Average loan yields increased 14 basis points to 5.65% compared to 5.51% in the preceding quarter and increased 83 basis points compared to 4.82% in the third quarter a year ago. The increase in average loan yields during the current quarter compared to the preceding and prior year quarters was primarily the result of rising interest rates and the lag effect of some adjustable-rate loans repricing for the first time since the start of the rising rate environment. Total deposit costs were 0.94% in the third quarter of 2023, which was a 30 basis-point increase compared to the preceding quarter and an 87 basis-point increase compared to the third quarter a year ago. The increase in the costs of deposits was due to an increase in the mix of higher cost retail CDs as well as a larger percentage of core deposits being in interest bearing accounts. The average rate paid on FHLB advances was 5.50% in the third quarter of 2023, which was a 21 basis-point increase compared to 5.29% in the preceding quarter. There were no FHLB advances during the third quarter a year ago. The average rate paid on other borrowings in the third quarter of 2023 was 2.24%, which was a 60 basis-point increase compared to 1.64% in the preceding quarter and a 211 basis-point increase compared to 0.13% in the third quarter a year ago. The total cost of funding liabilities was 1.08% during the third quarter of 2023, a 22 basis-point increase compared to 0.86% in the preceding quarter and a 95 basis-point increase compared to 0.13% in the third quarter a year ago.

BANR - Third Quarter 2023 Results
October 18, 2023

A $2.0 million provision for credit losses was recorded in the current quarter (comprised of a $2.9 million provision for credit losses - loans, a $346,000 provision for credit losses - unfunded loan commitments, a $1.3 million recapture of provision for credit losses - available for sale securities and a $12,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $6.8 million provision for credit losses in the prior quarter (comprised of a $3.6 million provision for credit losses - loans, a $1.2 million provision for credit losses - unfunded loan commitments, a $2.0 million provision for credit losses - available for sale securities and a $16,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $6.1 million provision for credit losses in the third quarter a year ago (comprised of a $6.3 million provision for credit losses - loans, a $205,000 recapture of provision for credit losses - unfunded loan commitments and a $55,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter primarily reflects increased loan balances and unfunded loan commitments, partially offset by an increase in the trading price on bank subordinated debt investments. The provision for credit losses for the preceding quarter primarily reflected increased loan balances and unfunded loan commitments, a deterioration in forecasted economic conditions and rating downgrades on bank subordinated debt investments.
Total non-interest income was $12.7 million in the third quarter of 2023, compared to $8.4 million in the preceding quarter and $15.6 million in the third quarter a year ago. The increase in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $1.9 million reduction in the net loss recognized on the sale of securities as well as a $2.5 million reduction in the net loss for fair value adjustments on financial instruments carried at fair value during the current quarter. The decrease in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $2.7 million net loss recognized on the sale of securities during the current quarter and a $654,000 net loss for fair value adjustments on financial instruments carried at fair value in the current quarter, partially offset by a $1.9 million increase in mortgage banking operations revenues. Total non-interest income was $30.4 million for the nine months ended September 30, 2023, compared to $62.2 million for the same period a year earlier.
Mortgage banking operations revenue, including gains on one- to four-family and multifamily loan sales and loan servicing fees, was $2.0 million in the third quarter of 2023, compared to $1.7 million in the preceding quarter and $105,000 in the third quarter a year ago. The increase from the preceding quarter and from the third quarter of 2022 primarily reflects a reduction in the lower of cost or market adjustment on multifamily held for sale loans recognized during the current period compared to the prior periods. In addition, the volume of one- to four-family loans sold during the current quarter increased compared to the prior year quarter; however, volumes remain low primarily due to reduced refinancing activity, as well as decreased purchase activity as interest rates increased. The increase in volume of one- to four-family loans sold during the current quarter compared to the prior year quarter was partially offset by a decrease in the gain on sale margin of one- to four-family loans sold. Home purchase activity accounted for 90% of one- to four-family mortgage loan originations in the third quarter of 2023, compared to 93% in the preceding quarter and 88% in the third quarter of 2022. For the third and second quarters of 2023, respectively, mortgage banking operations revenue included a $456,000 and $757,000 lower of cost or market downward adjustment on multifamily held for sale loans due to increases in market interest rates during those quarters. There were no multifamily loans sold during the third and second quarters of 2023. During the third quarter of 2022, a $2.2 million lower of cost or market downward adjustment was recorded due to increases in market rates. There were $10.5 million of multifamily loans sold at a gain of $58,000 during the third quarter of 2022.
Third quarter 2023 non-interest income also included a $654,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and limited partnership investments, and a $2.7 million net loss on the sale of securities. In the preceding quarter, results included a $3.2 million net loss for fair value adjustments and a $4.5 million net loss on the sale of securities. In the third quarter a year ago, the results included a $532,000 net gain for fair value adjustments and a $6,000 net gain on the sale of securities.
Total revenue increased 2% to $154.4 million for the third quarter of 2023, compared to $150.9 million in the preceding quarter, and decreased 5% compared to $162.0 million in the third quarter of 2022. Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $157.7 million in the third quarter of 2023, compared to $158.6 million in the preceding quarter and $161.5 million in the third quarter a year ago. Total revenue was $468.0 million for the nine months ended September 30, 2023, compared to $456.3 million for the same period a year earlier. In the first nine months of the year, adjusted revenue* was $486.7 million, compared to $447.4 million in the first nine months of 2022.
Total non-interest expense was $95.9 million in the third quarter of 2023, compared to $95.4 million in the preceding quarter and $95.0 million in the third quarter of 2022. The increase in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $503,000 increase in payment and card processing services expense, a $642,000 increase in professional and legal expenses and a $504,000 increase in miscellaneous expense, partially offset by an $881,000 decrease in salary and employee benefits expense. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects a decrease in capitalized loan origination costs and an increase in deposit insurance expense, partially offset by decreases in salary and employee benefits expense and miscellaneous expense. The current quarter included $996,000 of Banner forward expenses related to the consolidation of two branch locations, as well as expenses related to the discontinuation of the Multifamily Originated for Sale business line due to the continued lack of an active secondary market for originated loans. Year-to-date, total non-interest expense was $285.9 million, compared to $278.3 million in the same period a year earlier. Banner’s efficiency ratio was 62.10% for the third quarter, compared to 63.21% in the preceding quarter and 58.65% in the same quarter a year ago. Banner’s adjusted efficiency ratio* was 59.00% for the third quarter, compared to 58.58% in the preceding quarter and 57.04% in the year ago quarter.
Federal and state income tax expense totaled $10.7 million for the third quarter of 2023 resulting in an effective tax rate of 18.9%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate for the quarter ended September 30, 2023, was 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2023 Results
October 18, 2023

Balance Sheet Review
Total assets decreased to $15.51 billion at September 30, 2023, compared to $15.58 billion at June 30, 2023, and decreased 5% from $16.36 billion at September 30, 2022. The total of securities and interest-bearing deposits held at other banks totaled $3.44 billion at September 30, 2023, compared to $3.64 billion at June 30, 2023 and $5.01 billion at September 30, 2022. The decrease compared to the prior quarter was primarily due to the sale of securities and a decrease in the fair value of securities - available for sale. The decrease compared to the prior year quarter was primarily due to reverse repurchase agreements maturing during the first six months of 2023, the sale of securities and a reduction in interest bearing cash balances. The average effective duration of the securities portfolio was approximately 6.8 years at September 30, 2023, compared to 6.4 years at September 30, 2022.
Total loans receivable increased to $10.61 billion at September 30, 2023, compared to $10.47 billion at June 30, 2023, and $9.83 billion at September 30, 2022. One- to four-family residential loans increased 7% to $1.44 billion at September 30, 2023, compared to $1.34 billion at June 30, 2023, and increased 40% compared to $1.03 billion at September 30, 2022. The increase in one- to four-family residential loans was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new production. Multifamily real estate loans increased 10% to $766.6 million at September 30, 2023, compared to $699.8 million at June 30, 2023, and increased 29% compared to $592.8 million at September 30, 2022. The increase in multifamily loans compared to the prior quarter was primarily the result of multifamily affordable housing construction loans converting to multifamily portfolio loans upon the completion of the construction phase. The increase in multifamily loans compared to a year ago also reflects the transfer of $54.0 million of multifamily held for sale loans to the held for investment loan portfolio during the fourth quarter of 2022. Commercial business loans decreased to $2.26 billion at September 30, 2023, compared to $2.30 billion at June 30, 2023, primarily due to paydowns and payoffs exceeding new loan production, and increased 5% compared to $2.15 billion a year ago, primarily due to new loan production. Agricultural business loans increased 8% to $334.6 million at September 30, 2023, compared to $310.1 million at June 30, 2023, and increased 12% compared to $299.4 million at September 30, 2022, primarily due to new loan production and advances on agricultural lines of credit.
Loans held for sale were $54.2 million at September 30, 2023, compared to $60.6 million at June 30, 2023, and $84.4 million at September 30, 2022. One- to four- family residential mortgage loans sold totaled $87.3 million in the current quarter, compared to $62.6 million in the preceding quarter and $49.7 million in the third quarter a year ago. There were no multifamily loans sold during the third quarter of 2023 or the preceding quarter and $10.5 million sold in the third quarter a year ago.
Total deposits increased to $13.17 billion at September 30, 2023, compared to $13.10 billion at June 30, 2023, primarily due to increases in interest-bearing deposit accounts and normal seasonal increases following outflows for tax payments during the second quarter of 2023, and decreased compared to $14.23 billion a year ago. The decline in deposits from the third quarter a year ago was primarily due to interest rate sensitive clients shifting a portion of their non-operating deposit balances to higher yielding investments. Non-interest-bearing account balances decreased 3% to $5.20 billion at September 30, 2023, compared to $5.37 billion at June 30, 2023, and 20% compared to $6.51 billion at September 30, 2022. Core deposits were 89% of total deposits at September 30, 2023, 90% of total deposits at June 30, 2023 and 95% of total deposits at September 30, 2022. Certificates of deposit increased 7% to $1.46 billion at September 30, 2023, compared to $1.36 billion at June 30, 2023, and increased 102% compared to $721.9 million a year earlier. The increase in certificates of deposit during the current quarter compared to the preceding quarter and third quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit. The increase in certificates of deposit from the third quarter a year ago was also due to a $162.9 million increase in brokered deposits.
Banner Bank’s estimated uninsured deposits were $4.07 billion or 31% of total deposits at September 30, 2023, compared to $4.06 billion or 31% of total deposits at June 30, 2023. The uninsured deposit calculation includes $300.2 million and $309.7 million of collateralized public deposits at September 30, 2023 and June 30, 2023, respectively. Uninsured deposits also include cash held by the holding company of $97.8 million and $95.0 million at September 30, 2023 and June 30, 2023, respectively. Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 28% of deposits at both September 30, 2023 and June 30, 2023.
Banner had $140.0 million of FHLB borrowings at September 30, 2023, compared to $270.0 million at June 30, 2023 and none a year ago. At September 30, 2023, Banner’s off-balance sheet liquidity included additional borrowing capacity of $2.98 billion at the FHLB and $1.52 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
Subordinated notes, net of issuance costs, were $92.7 million at September 30, 2023 compared to $92.6 million at June 30, 2023 and $98.8 million at September 30, 2022. The decrease in subordinated notes was due to Banner Bank’s purchase of $6.5 million of Banner’s subordinated debt during the second quarter of 2023.
At September 30, 2023, total common shareholders’ equity was $1.52 billion, or 9.81% of assets, compared to $1.54 billion or 9.90% of assets at June 30, 2023, and $1.41 billion or 8.61% of assets at September 30, 2022. The decrease in total common shareholders’ equity at September 30, 2023 compared to June 30, 2023 was primarily due to a $53.5 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in interest rates during the third quarter of 2023, partially offset by a $29.2 million increase in retained earnings as a result of $45.9 million in net income, offset by the accrual of $16.7 million of cash dividends during the third quarter of 2023. The increase in total common shareholders’ equity from September 30, 2022 reflects a $130.1 million increase in retained earnings, partially offset by an $23.7 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in interest rates during 2022. At September 30, 2023, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.14 billion, or 7.54% of tangible assets*, compared to $1.16 billion, or 7.64% of tangible assets, at June 30, 2023, and $1.02 billion, or 6.41% of tangible assets, a year ago.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2023 Results
October 18, 2023

Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At September 30, 2023, Banner’s estimated common equity Tier 1 capital ratio was 11.75%, its estimated Tier 1 leverage capital to average assets ratio was 10.40%, and its estimated total capital to risk-weighted assets ratio was 14.34%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $147.0 million, or 1.38% of total loans receivable and 560% of non-performing loans, at September 30, 2023, compared to $144.7 million, or 1.38% of total loans receivable and 513% of non-performing loans, at June 30, 2023, and $135.9 million, or 1.38% of total loans receivable and 895% of non-performing loans, at September 30, 2022. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $15.0 million at September 30, 2023, compared to $14.7 million at June 30, 2023, and $14.0 million at September 30, 2022. Net loan charge-offs totaled $663,000 in the third quarter of 2023, compared to net loan charge-offs of $336,000 in the preceding quarter and net loan recoveries of $869,000 in the third quarter a year ago. Non-performing loans were $26.3 million at September 30, 2023, compared to $28.2 million at June 30, 2023, and $15.2 million a year ago.
Substandard loans were $124.5 million at September 30, 2023, compared to $145.0 million at June 30, 2023, and $136.4 million a year ago. The decreases from the prior quarter and the comparable quarter a year ago primarily reflect risk rating upgrades as well as the payoff and sale of substandard loans.
Total non-performing assets were $26.8 million, or 0.17% of total assets, at September 30, 2023, compared to $28.7 million, or 0.18% of total assets, at June 30, 2023, and $15.6 million, or 0.10% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday October 19, 2023, at 8:00 a.m. PDT, to discuss its third quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 535380 to participate in the call. A replay will be available for one week at (866) 813-9403 using access code 970585 or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.51 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - Third Quarter 2023 Results
October 18, 2023

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (7) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (8) competitive pressures among depository institutions; (9) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (10) the transition away from the London Interbank Offered Rate (LIBOR) toward new interest rate benchmarks; (11) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (12) fluctuations in real estate values; (13) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (14) the ability to access cost-effective funding; (15) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (16) changes in financial markets; (17) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (18) the costs, effects and outcomes of litigation; (19) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (20) changes in accounting principles, policies or guidelines; (21) future acquisitions by Banner of other depository institutions or lines of business; (22) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (23) the costs associated with Banner Forward; (24) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (25) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (26) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - Third Quarter 2023 Results
October 18, 2023

RESULTS OF OPERATIONS	Quarters Ended			Nine Months Ended
(in thousands except shares and per share data)	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
INTEREST INCOME:
Loans receivable	$149,254	$140,848	$116,610	$423,359	$321,466
Mortgage-backed securities	17,691	18,285	17,558	54,954	48,486
Securities and cash equivalents	12,119	12,676	16,951	39,521	37,059
Total interest income	179,064	171,809	151,119	517,834	407,011
INTEREST EXPENSE:
Deposits	31,001	20,539	2,407	60,784	6,501
Federal Home Loan Bank (FHLB) advances	2,233	5,157	—	8,654	291
Other borrowings	1,099	771	81	2,251	245
Subordinated debt	2,965	2,824	2,188	8,549	5,866
Total interest expense	37,298	29,291	4,676	80,238	12,903
Net interest income	141,766	142,518	146,443	437,596	394,108
PROVISION FOR CREDIT LOSSES	2,027	6,764	6,087	8,267	3,660
Net interest income after provision for credit losses	139,739	135,754	140,356	429,329	390,448
NON-INTEREST INCOME:
Deposit fees and other service charges	10,916	10,600	11,449	32,078	33,638
Mortgage banking operations	2,049	1,686	105	6,426	8,523
Bank-owned life insurance	2,062	2,386	1,804	6,636	5,674
Miscellaneous	942	1,428	1,689	4,010	5,423
	15,969	16,100	15,047	49,150	53,258
Net (loss) gain on sale of securities	(2,657)	(4,527)	6	(14,436)	473
Net change in valuation of financial instruments carried at fair value	(654)	(3,151)	532	(4,357)	650
Gain on sale of branches, including related deposits	—	—	—	—	7,804
Total non-interest income	12,658	8,422	15,585	30,357	62,185
NON-INTEREST EXPENSE:
Salary and employee benefits	61,091	61,972	61,639	184,452	181,957
Less capitalized loan origination costs	(4,498)	(4,457)	(5,984)	(12,386)	(19,436)
Occupancy and equipment	11,722	11,994	12,008	35,686	38,512
Information and computer data services	7,118	7,082	6,803	21,347	19,451
Payment and card processing services	5,172	4,669	5,508	14,459	16,086
Professional and legal expenses	3,042	2,400	2,619	7,563	7,677
Advertising and marketing	1,362	940	1,326	3,108	2,609
Deposit insurance	2,874	2,839	1,946	7,603	4,910
State and municipal business and use taxes	1,359	1,229	1,223	3,888	3,389
Real estate operations, net	(383)	75	68	(585)	(132)
Amortization of core deposit intangibles	857	991	1,215	2,898	4,064
Loss on extinguishment of debt	—	—	—	—	793
Miscellaneous	6,175	5,671	6,663	17,884	18,402
Total non-interest expense	95,891	95,405	95,034	285,917	278,282
Income before provision for income taxes	56,506	48,771	60,907	173,769	174,351
PROVISION FOR INCOME TAXES	10,652	9,180	11,837	32,769	33,353
NET INCOME	$45,854	$39,591	$49,070	$141,000	$140,998
Earnings per common share:
Basic	$1.33	$1.15	$1.43	$4.11	$4.11
Diluted	$1.33	$1.15	$1.43	$4.09	$4.09
Cumulative dividends declared per common share	$0.48	$0.48	$0.44	$1.44	$1.32
Weighted average number of common shares outstanding:
Basic	34,379,865	34,373,434	34,224,640	34,331,458	34,277,182
Diluted	34,429,726	34,409,024	34,416,017	34,439,214	34,499,246
Increase (decrease) in common shares outstanding	1,322	36,087	429	151,931	(60,873)

BANR - Third Quarter 2023 Results
October 18, 2023

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$207,171	$229,918	$198,154	$273,052	(9.9)%	(24.1)%
Interest-bearing deposits	44,535	51,407	44,908	548,869	(13.4)%	(91.9)%
Total cash and cash equivalents	251,706	281,325	243,062	821,921	(10.5)%	(69.4)%
Securities - trading	25,268	25,659	28,694	28,383	(1.5)%	(11.0)%
Securities - available for sale, amortized cost $2,774,972, $2,879,179, $3,218,777 and $3,433,541, respectively	2,287,993	2,465,960	2,789,031	2,996,173	(7.2)%	(23.6)%
Securities - held to maturity, fair value $853,653, $933,116, $942,180 and $947,416, respectively	1,082,156	1,098,570	1,117,588	1,132,852	(1.5)%	(4.5)%
Total securities	3,395,417	3,590,189	3,935,313	4,157,408	(5.4)%	(18.3)%
FHLB stock	15,600	20,800	12,000	10,000	(25.0)%	56.0%
Securities purchased under agreements to resell	—	—	300,000	300,000	nm	(100.0)%
Loans held for sale	54,158	60,612	56,857	84,358	(10.6)%	(35.8)%
Loans receivable	10,611,417	10,472,407	10,146,724	9,827,096	1.3%	8.0%
Allowance for credit losses – loans	(146,960)	(144,680)	(141,465)	(135,918)	1.6%	8.1%
Net loans receivable	10,464,457	10,327,727	10,005,259	9,691,178	1.3%	8.0%
Accrued interest receivable	61,040	57,007	57,284	50,689	7.1%	20.4%
Property and equipment, net	136,504	135,414	138,754	141,280	0.8%	(3.4)%
Goodwill	373,121	373,121	373,121	373,121	—%	—%
Other intangibles, net	6,542	7,399	9,440	10,655	(11.6)%	(38.6)%
Bank-owned life insurance	303,347	301,260	297,565	295,443	0.7%	2.7%
Operating lease right-of-use assets	43,447	45,812	49,283	51,908	(5.2)%	(16.3)%
Other assets	402,541	384,070	355,493	372,848	4.8%	8.0%
Total assets	$15,507,880	$15,584,736	$15,833,431	$16,360,809	(0.5)%	(5.2)%
LIABILITIES
Deposits:
Non-interest-bearing	$5,197,854	$5,369,187	$6,176,998	$6,507,523	(3.2)%	(20.1)%
Interest-bearing transaction and savings accounts	6,518,385	6,373,269	6,719,531	7,004,799	2.3%	(6.9)%
Interest-bearing certificates	1,458,313	1,356,600	723,530	721,944	7.5%	102.0%
Total deposits	13,174,552	13,099,056	13,620,059	14,234,266	0.6%	(7.4)%
Advances from FHLB	140,000	270,000	50,000	—	(48.1)%	nm
Other borrowings	188,440	193,019	232,799	234,006	(2.4)%	(19.5)%
Subordinated notes, net	92,748	92,646	98,947	98,849	0.1%	(6.2)%
Junior subordinated debentures at fair value	66,284	67,237	74,857	73,841	(1.4)%	(10.2)%
Operating lease liabilities	48,642	51,234	55,205	58,031	(5.1)%	(16.2)%
Accrued expenses and other liabilities	231,478	223,565	200,839	209,226	3.5%	10.6%
Deferred compensation	45,129	45,466	44,293	43,931	(0.7)%	2.7%
Total liabilities	13,987,273	14,042,223	14,376,999	14,952,150	(0.4)%	(6.5)%
SHAREHOLDERS’ EQUITY
Common stock	1,297,307	1,294,934	1,293,959	1,291,741	0.2%	0.4%
Retained earnings	616,215	587,027	525,242	486,108	5.0%	26.8%
Accumulated other comprehensive loss	(392,915)	(339,448)	(362,769)	(369,190)	15.8%	6.4%
Total shareholders’ equity	1,520,607	1,542,513	1,456,432	1,408,659	(1.4)%	7.9%
Total liabilities and shareholders’ equity	$15,507,880	$15,584,736	$15,833,431	$16,360,809	(0.5)%	(5.2)%
Common Shares Issued:
Shares outstanding at end of period	34,345,949	34,344,627	34,194,018	34,191,759
Common shareholders’ equity per share (1)	$44.27	$44.91	$42.59	$41.20
Common shareholders’ tangible equity per share (1) (2)	$33.22	$33.83	$31.41	$29.97
Common shareholders’ tangible equity to tangible assets (2)	7.54%	7.64%	6.95%	6.41%
Consolidated Tier 1 leverage capital ratio	10.40%	10.22%	9.45%	9.06%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$911,540	$894,876	$845,320	$862,792	1.9%	5.7%
Investment properties	1,530,087	1,558,176	1,589,975	1,604,881	(1.8)%	(4.7)%
Small balance CRE	1,169,828	1,172,825	1,200,251	1,188,351	(0.3)%	(1.6)%
Multifamily real estate	766,571	699,830	645,071	592,834	9.5%	29.3%
Construction, land and land development:
Commercial construction	168,061	183,765	184,876	171,029	(8.5)%	(1.7)%
Multifamily construction	453,129	433,868	325,816	275,488	4.4%	64.5%
One- to four-family construction	536,349	547,200	647,329	666,350	(2.0)%	(19.5)%
Land and land development	346,362	345,053	328,475	329,459	0.4%	5.1%
Commercial business:
Commercial business	1,263,747	1,313,226	1,283,407	1,242,550	(3.8)%	1.7%
Small business scored	1,000,714	982,283	947,092	906,647	1.9%	10.4%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	334,626	310,120	295,077	299,400	7.9%	11.8%
One- to four-family residential	1,438,694	1,340,126	1,173,112	1,025,143	7.4%	40.3%
Consumer:
Consumer—home equity revolving lines of credit	579,836	577,725	566,291	545,807	0.4%	6.2%
Consumer—other	111,873	113,334	114,632	116,365	(1.3)%	(3.9)%
Total loans receivable	$10,611,417	$10,472,407	$10,146,724	$9,827,096	1.3%	8.0%
Loans 30 - 89 days past due and on accrual	$6,108	$6,259	$17,186	$15,208
Total delinquent loans (including loans on non-accrual), net	$28,312	$29,135	$32,371	$21,728
Total delinquent loans / Total loans receivable	0.27%	0.28%	0.32%	0.22%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Sep 30, 2023		Jun 30, 2023	Dec 31, 2022	Sep 30, 2022	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$5,046,028	47.6%	$4,945,074	$4,777,546	$4,648,124	2.0%	8.6%
California	2,570,175	24.2%	2,537,121	2,484,980	2,323,740	1.3%	10.6%
Oregon	1,929,531	18.2%	1,913,929	1,826,743	1,765,254	0.8%	9.3%
Idaho	600,648	5.7%	595,065	565,586	588,498	0.9%	2.1%
Utah	57,711	0.5%	62,720	75,967	95,250	(8.0)%	(39.4)%
Other	407,324	3.8%	418,498	415,902	406,230	(2.7)%	0.3%
Total loans receivable	$10,611,417	100.0%	$10,472,407	$10,146,724	$9,827,096	1.3%	8.0%

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Commercial real estate	$62,337	$94,640	$92,062
Multifamily real estate	12,725	3,441	4,603
Construction and land	421,656	488,980	444,365
Commercial business	157,833	128,404	218,044
Agricultural business	17,466	28,367	9,879
One-to four-family residential	43,622	52,618	92,701
Consumer	70,043	112,555	126,940
Total loan originations (excluding loans held for sale)	$785,682	$909,005	$988,594

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$144,680	$141,457	$128,702
Provision for credit losses – loans	2,943	3,559	6,347
Recoveries of loans previously charged off:
Commercial real estate	170	74	88
Construction and land	29	—	—
One- to four-family real estate	59	36	25
Commercial business	403	524	924
Agricultural business, including secured by farmland	19	2	252
Consumer	126	117	85
	806	753	1,374
Loans charged off:
Construction and land	—	(156)	(25)
One- to four-family real estate	—	(4)	—
Commercial business	(616)	(566)	(138)
Agricultural business, including secured by farmland	(564)	—	(42)
Consumer	(289)	(363)	(300)
	(1,469)	(1,089)	(505)
Net (charge-offs) recoveries	(663)	(336)	869
Balance, end of period	$146,960	$144,680	$135,918
Net (charge-offs) recoveries / Average loans receivable	(0.006)%	(0.003)%	0.009%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Commercial real estate	$44,016	$43,636	$44,365
Multifamily real estate	8,804	8,039	7,114
Construction and land	29,389	29,844	27,985
One- to four-family real estate	17,925	16,737	12,394
Commercial business	34,065	33,880	31,854
Agricultural business, including secured by farmland	3,718	3,573	3,455
Consumer	9,043	8,971	8,751
Total allowance for credit losses – loans	$146,960	$144,680	$135,918
Allowance for credit losses - loans / Total loans receivable	1.38%	1.38%	1.38%
Allowance for credit losses - loans / Non-performing loans	560%	513%	895%

	Quarters Ended
CHANGE IN THE	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$14,664	$13,443	$14,246
Provision (recapture) for credit losses - unfunded loan commitments	346	1,221	(205)
Balance, end of period	$15,010	$14,664	$14,041

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022
Loans on non-accrual status:
Secured by real estate:
Commercial	$1,365	$2,478	$3,683	$6,997
Construction and land	5,538	2,280	181	299
One- to four-family	5,480	7,605	5,236	2,381
Commercial business	5,289	8,439	9,886	1,462
Agricultural business, including secured by farmland	3,170	3,997	594	594
Consumer	3,378	3,272	2,126	1,779
	24,220	28,071	21,706	13,512
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	1,799	60	1,023	1,556
Commercial business	—	—	—	64
Consumer	245	49	264	61
	2,044	109	1,287	1,681
Total non-performing loans	26,264	28,180	22,993	15,193
REO	546	546	340	340
Other repossessed assets	—	—	17	17
Total non-performing assets	$26,810	$28,726	$23,350	$15,550
Total non-performing assets to total assets	0.17%	0.18%	0.15%	0.10%

LOANS BY CREDIT RISK RATING
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022
Pass	$10,467,498	$10,315,687	$10,000,493	$9,672,473
Special Mention	19,394	11,745	9,081	18,251
Substandard	124,525	144,975	137,150	136,372
Total	$10,611,417	$10,472,407	$10,146,724	$9,827,096

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$5,197,854	$5,369,187	$6,176,998	$6,507,523	(3.2)%	(20.1)%
Interest-bearing checking	2,006,866	1,908,402	1,811,153	1,856,244	5.2%	8.1%
Regular savings accounts	2,751,453	2,588,298	2,710,090	2,824,711	6.3%	(2.6)%
Money market accounts	1,760,066	1,876,569	2,198,288	2,323,844	(6.2)%	(24.3)%
Total interest-bearing transaction and savings accounts	6,518,385	6,373,269	6,719,531	7,004,799	2.3%	(6.9)%
Total core deposits	11,716,239	11,742,456	12,896,529	13,512,322	(0.2)%	(13.3)%
Interest-bearing certificates	1,458,313	1,356,600	723,530	721,944	7.5%	102.0%
Total deposits	$13,174,552	$13,099,056	$13,620,059	$14,234,266	0.6%	(7.4)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Sep 30, 2023		Jun 30, 2023	Dec 31, 2022	Sep 30, 2022	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,241,341	55.0%	$7,255,731	$7,563,056	$7,845,755	(0.2)%	(7.7)%
Oregon	2,918,446	22.1%	2,914,267	2,998,572	3,148,520	0.1%	(7.3)%
California	2,342,345	17.8%	2,257,247	2,331,524	2,493,977	3.8%	(6.1)%
Idaho	672,420	5.1%	671,811	726,907	746,014	0.1%	(9.9)%
Total deposits	$13,174,552	100.0%	$13,099,056	$13,620,059	$14,234,266	0.6%	(7.4)%

INCLUDED IN TOTAL DEPOSITS
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022
Public non-interest-bearing accounts	$169,058	$191,591	$212,533	$192,742
Public interest-bearing transaction & savings accounts	188,831	189,140	180,326	172,567
Public interest-bearing certificates	46,349	45,840	26,810	33,787
Total public deposits	$404,238	$426,571	$419,669	$399,096
Collateralized public deposits	$300,189	$309,665	$304,244	$301,853
Total brokered deposits	$162,856	$203,649	$—	$—

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022
Number of deposit accounts	466,159	467,490	471,140	477,082
Average account balance per account	$28	$28	$29	$30

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF SEPTEMBER 30, 2023	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,873,419	14.34%	$1,045,239	8.00%	$1,306,548	10.00%
Tier 1 capital to risk-weighted assets	1,621,146	12.41%	783,929	6.00%	783,929	6.00%
Tier 1 leverage capital to average assets	1,621,146	10.40%	623,306	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,534,646	11.75%	587,947	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,768,801	13.54%	1,045,221	8.00%	1,306,526	10.00%
Tier 1 capital to risk-weighted assets	1,616,528	12.37%	783,916	6.00%	1,045,221	8.00%
Tier 1 leverage capital to average assets	1,616,528	10.38%	623,184	4.00%	778,980	5.00%
Common equity tier 1 capital to risk-weighted assets	1,616,528	12.37%	587,937	4.50%	849,242	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Sep 30, 2023			Jun 30, 2023			Sep 30, 2022
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$56,697	$765	5.35%	$56,073	$738	5.28%	$68,608	$676	3.91%
Mortgage loans	8,596,705	118,285	5.46%	8,413,392	112,097	5.34%	7,841,018	94,581	4.79%
Commercial/agricultural loans	1,822,609	29,866	6.50%	1,763,264	27,616	6.28%	1,670,595	20,418	4.85%
SBA PPP loans	4,298	28	2.58%	5,247	67	5.12%	21,943	613	11.08%
Consumer and other loans	138,723	2,226	6.37%	138,902	2,137	6.17%	120,583	1,824	6.00%
Total loans(1)	10,619,032	151,170	5.65%	10,376,878	142,655	5.51%	9,722,747	118,112	4.82%
Mortgage-backed securities	2,863,345	17,834	2.47%	2,958,700	18,429	2.50%	3,183,837	17,704	2.21%
Other securities	1,071,389	12,128	4.49%	1,184,503	12,932	4.38%	1,671,305	13,578	3.22%
Interest-bearing deposits with banks	43,594	529	4.81%	44,922	557	4.97%	778,196	4,406	2.25%
FHLB stock	16,443	385	9.29%	25,611	157	2.46%	10,000	75	2.98%
Total investment securities	3,994,771	30,876	3.07%	4,213,736	32,075	3.05%	5,643,338	35,763	2.51%
Total interest-earning assets	14,613,803	182,046	4.94%	14,590,614	174,730	4.80%	15,366,085	153,875	3.97%
Non-interest-earning assets	932,364			939,100			1,100,313
Total assets	$15,546,167			$15,529,714			$16,466,398
Deposits:
Interest-bearing checking accounts	$1,971,179	4,190	0.84%	$1,870,605	2,331	0.50%	$1,862,887	429	0.09%
Savings accounts	2,659,890	8,400	1.25%	2,536,713	4,895	0.77%	2,822,153	481	0.07%
Money market accounts	1,793,953	6,639	1.47%	1,957,553	6,007	1.23%	2,378,851	769	0.13%
Certificates of deposit	1,412,542	11,772	3.31%	1,126,647	7,306	2.60%	740,014	728	0.39%
Total interest-bearing deposits	7,837,564	31,001	1.57%	7,491,518	20,539	1.10%	7,803,905	2,407	0.12%
Non-interest-bearing deposits	5,316,023	—	—%	5,445,960	—	—%	6,458,749	—	—%
Total deposits	13,153,587	31,001	0.94%	12,937,478	20,539	0.64%	14,262,654	2,407	0.07%
Other interest-bearing liabilities:
FHLB advances	161,087	2,233	5.50%	390,705	5,157	5.29%	—	—	—%
Other borrowings	194,659	1,099	2.24%	188,060	771	1.64%	242,658	81	0.13%
Junior subordinated debentures and subordinated notes	182,678	2,965	6.44%	185,096	2,824	6.12%	189,178	2,188	4.59%
Total borrowings	538,424	6,297	4.64%	763,861	8,752	4.60%	431,836	2,269	2.08%
Total funding liabilities	13,692,011	37,298	1.08%	13,701,339	29,291	0.86%	14,694,490	4,676	0.13%
Other non-interest-bearing liabilities(2)	296,578			279,232			257,058
Total liabilities	13,988,589			13,980,571			14,951,548
Shareholders’ equity	1,557,578			1,549,143			1,514,850
Total liabilities and shareholders’ equity	$15,546,167			$15,529,714			$16,466,398
Net interest income/rate spread (tax equivalent)		$144,748	3.86%		$145,439	3.94%		$149,199	3.84%
Net interest margin (tax equivalent)			3.93%			4.00%			3.85%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,982)			(2,921)			(2,756)
Net interest income and margin, as reported		$141,766	3.85%		$142,518	3.92%		$146,443	3.78%
Additional Key Financial Ratios:
Return on average assets			1.17%			1.02%			1.18%
Return on average equity			11.68%			10.25%			12.85%
Average equity/average assets			10.02%			9.98%			9.20%
Average interest-earning assets/average interest-bearing liabilities			174.47%			176.74%			186.58%
Average interest-earning assets/average funding liabilities			106.73%			106.49%			104.57%
Non-interest income/average assets			0.32%			0.22%			0.38%
Non-interest expense/average assets			2.45%			2.46%			2.29%
Efficiency ratio(4)			62.10%			63.21%			58.65%
Adjusted efficiency ratio(5)			59.00%			58.58%			57.04%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.9 million, $1.8 million and $1.5 million for the quarters ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for both the quarters ended September 30, 2023 and June 30, 2023 and $1.3 million for the quarter September 30, 2022.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Nine Months Ended
	Sep 30, 2023			Sep 30, 2022
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$55,157	$2,174	5.27%	$94,289	$2,446	3.47%
Mortgage loans	8,427,034	337,282	5.35%	7,581,540	261,021	4.60%
Commercial/agricultural loans	1,763,248	82,658	6.27%	1,574,957	52,582	4.46%
SBA PPP loans	5,437	145	3.57%	51,890	4,453	11.47%
Consumer and other loans	138,246	6,478	6.26%	117,892	5,207	5.91%
Total loans(1)	10,389,122	428,737	5.52%	9,420,568	325,709	4.62%
Mortgage-backed securities	2,971,124	55,386	2.49%	3,110,769	48,904	2.10%
Other securities	1,220,074	40,155	4.40%	1,624,138	32,333	2.66%
Interest-bearing deposits with banks	47,330	1,694	4.79%	1,214,076	7,507	0.83%
FHLB stock	18,772	632	4.50%	10,579	281	3.55%
Total investment securities	4,257,300	97,867	3.07%	5,959,562	89,025	2.00%
Total interest-earning assets	14,646,422	526,604	4.81%	15,380,130	414,734	3.61%
Non-interest-earning assets	930,934			1,250,719
Total assets	$15,577,356			$16,630,849
Deposits:
Interest-bearing checking accounts	$1,874,518	7,427	0.53%	$1,915,184	991	0.07%
Savings accounts	2,604,089	15,179	0.78%	2,826,757	1,187	0.06%
Money market accounts	1,971,514	16,445	1.12%	2,400,267	1,806	0.10%
Certificates of deposit	1,118,874	21,733	2.60%	782,548	2,517	0.43%
Total interest-bearing deposits	7,568,995	60,784	1.07%	7,924,756	6,501	0.11%
Non-interest-bearing deposits	5,571,896	—	—%	6,445,579	—	—%
Total deposits	13,140,891	60,784	0.62%	14,370,335	6,501	0.06%
Other interest-bearing liabilities:
FHLB advances	219,461	8,654	5.27%	13,919	291	2.80%
Other borrowings	203,932	2,251	1.48%	253,545	245	0.13%
Junior subordinated debentures and subordinated notes	186,964	8,549	6.11%	190,103	5,866	4.13%
Total borrowings	610,357	19,454	4.26%	457,567	6,402	1.87%
Total funding liabilities	13,751,248	80,238	0.78%	14,827,902	12,903	0.12%
Other non-interest-bearing liabilities(2)	289,558			241,010
Total liabilities	14,040,806			15,068,912
Shareholders’ equity	1,536,550			1,561,937
Total liabilities and shareholders’ equity	$15,577,356			$16,630,849
Net interest income/rate spread (tax equivalent)		$446,366	4.03%		$401,831	3.49%
Net interest margin (tax equivalent)			4.07%			3.49%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(8,770)			(7,723)
Net interest income and margin, as reported		$437,596	3.99%		$394,108	3.43%
Additional Key Financial Ratios:
Return on average assets			1.21%			1.13%
Return on average equity			12.27%			12.07%
Average equity/average assets			9.86%			9.39%
Average interest-earning assets/average interest-bearing liabilities			179.07%			183.48%
Average interest-earning assets/average funding liabilities			106.51%			103.72%
Non-interest income/average assets			0.26%			0.50%
Non-interest expense/average assets			2.45%			2.24%
Efficiency ratio(4)			61.10%			60.99%
Adjusted efficiency ratio(5)			57.19%			59.39%
(1)Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $5.4 million and $4.2 million for the years ended September 30, 2023 and September 30, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.4 million and $3.5 million for the years ended September 30, 2023 and September 30, 2022, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net interest income (GAAP)	$141,766	$142,518	$146,443	$437,596	$394,108
Non-interest income (GAAP)	12,658	8,422	15,585	30,357	62,185
Total revenue (GAAP)	154,424	150,940	162,028	467,953	456,293
Exclude: Net loss (gain) on sale of securities	2,657	4,527	(6)	14,436	(473)
Net change in valuation of financial instruments carried at fair value	654	3,151	(532)	4,357	(650)
Gain on sale of branches	—	—	—	—	(7,804)
Adjusted revenue (non-GAAP)	$157,735	$158,618	$161,490	$486,746	$447,366

ADJUSTED EARNINGS	Quarters Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net income (GAAP)	$45,854	$39,591	$49,070	$141,000	$140,998
Exclude: Net loss (gain) on sale of securities	2,657	4,527	(6)	14,436	(473)
Net change in valuation of financial instruments carried at fair value	654	3,151	(532)	4,357	(650)
Gain on sale of branches	—	—	—	—	(7,804)
Banner Forward expenses (1)	996	195	411	1,334	4,455
Loss on extinguishment of debt	—	—	—	—	793
Related net tax (benefit) expense	(1,033)	(1,890)	31	(4,830)	883
Total adjusted earnings (non-GAAP)	$49,128	$45,574	$48,974	$156,297	$138,202

Diluted earnings per share (GAAP)	$1.33	$1.15	$1.43	$4.09	$4.09
Diluted adjusted earnings per share (non-GAAP)	$1.43	$1.32	$1.42	$4.54	$4.01
(1)Included in miscellaneous expenses in results of operations.

BANR - Third Quarter 2023 Results
October 18, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Non-interest expense (GAAP)	$95,891	$95,405	$95,034	$285,917	$278,282
Exclude: Banner Forward expenses (1)	(996)	(195)	(411)	(1,334)	(4,455)
CDI amortization	(857)	(991)	(1,215)	(2,898)	(4,064)
State/municipal tax expense	(1,359)	(1,229)	(1,223)	(3,888)	(3,389)
REO operations	383	(75)	(68)	585	132
Loss on extinguishment of debt	—	—	—	—	(793)
Adjusted non-interest expense (non-GAAP)	$93,062	$92,915	$92,117	$278,382	$265,713

Net interest income (GAAP)	$141,766	$142,518	$146,443	$437,596	$394,108
Non-interest income (GAAP)	12,658	8,422	15,585	30,357	62,185
Total revenue (GAAP)	154,424	150,940	162,028	467,953	456,293
Exclude: Net loss (gain) on sale of securities	2,657	4,527	(6)	14,436	(473)
Net change in valuation of financial instruments carried at fair value	654	3,151	(532)	4,357	(650)
Gain on sale of branches	—	—	—	—	(7,804)
Adjusted revenue (non-GAAP)	$157,735	$158,618	$161,490	$486,746	$447,366

Efficiency ratio (GAAP)	62.10%	63.21%	58.65%	61.10%	60.99%
Adjusted efficiency ratio (non-GAAP)	59.00%	58.58%	57.04%	57.19%	59.39%
(1)Included in miscellaneous expenses in results of operations.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Sep 30, 2023	Jun 30, 2023	Dec 31, 2022	Sep 30, 2022
Shareholders’ equity (GAAP)	$1,520,607	$1,542,513	$1,456,432	$1,408,659
Exclude goodwill and other intangible assets, net	379,663	380,520	382,561	383,776
Tangible common shareholders’ equity (non-GAAP)	$1,140,944	$1,161,993	$1,073,871	$1,024,883

Total assets (GAAP)	$15,507,880	$15,584,736	$15,833,431	$16,360,809
Exclude goodwill and other intangible assets, net	379,663	380,520	382,561	383,776
Total tangible assets (non-GAAP)	$15,128,217	$15,204,216	$15,450,870	$15,977,033
Common shareholders’ equity to total assets (GAAP)	9.81%	9.90%	9.20%	8.61%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	7.54%	7.64%	6.95%	6.41%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,140,944	$1,161,993	$1,073,871	$1,024,883
Common shares outstanding at end of period	34,345,949	34,344,627	34,194,018	34,191,759
Common shareholders’ equity (book value) per share (GAAP)	$44.27	$44.91	$42.59	$41.20
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$33.22	$33.83	$31.41	$29.97